CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,534,000	$209.24

Pricing supplement no. 968
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated January 2, 2013 Rule 424(b)(2)

Structured Investments

$1,534,000
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund due February 6, 2014

General

•	The notes are designed for investors who seek a return of 1.3 times the appreciation of an unequally weighted basket consisting of one domestic index and three exchange-traded funds over the term of the notes, up to a maximum return of 10.00%. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 10%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 6, 2014†.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes priced on January 2, 2013 and are expected to settle on or about January 7, 2013.

Key Terms

Basket:	The notes are linked to an unequally weighted basket consisting of the Russell 2000® Index (“RTY”) (the “Component Index”) and the SPDR® S&P 500® ETF Trust (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”) (each, a “Component Fund” and together, the “Component Funds”) (each of the Component Funds and the Component Index, a “ Basket Component,” and collectively, the “Basket Components”).
Component Weighting:	The Russell 2000® Index Component Weighting is 20%, the SPDR® S&P 500® ETF Trust Component Weighting is 40%, the iShares® MSCI EAFE Index Fund Component Weighting is 15% and the iShares® MSCI Emerging Markets Index Fund Component Weighting is 25% (each, a “Component Weighting” and together, the “Component Weightings”).
Upside Leverage Factor:	1.3
Payment at Maturity:	If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 1.3, subject to the Maximum Return of 10.00% at maturity. For example, if the Basket Return is equal to or greater than 7.6923%, you will receive the Maximum Return of 10.00%, which entitles you to a maximum payment at maturity of $1,100.00 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount note will be calculated as follows, subject to the Maximum Return:
$1,000 + ($1,000 × Basket Return × 1.3)

If the Ending Basket Level is equal to or less than the Starting Basket Level by up to 10%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 10%, you will lose 1.1111% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level beyond 10% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10%)× 1.1111]
If the Ending Basket Level is less than the Starting Basket Level by more than 10%, you will lose some or all of your investment at maturity.
Buffer Amount:	10%
Downside Leverage Factor:	1.1111
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows: Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	100
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:
100 × [1 + (RTY Return × 20% ) + (SPY Return × 40% )+ (EFA Return × 15% ) + (EEM Return × 25%)]
Each of the RTY Return, SPY Return, EFA Return and EEM Return reflects the performance of the relevant Basket Component, expressed as a percentage, from the closing level or price, as applicable, of that Basket Component on the pricing date (with respect to a Component Fund, divided by the applicable Share Adjustment Factor) to the closing level or price, as applicable, of that Basket Component on the Observation Date. For additional information, see “Description of Notes – Payment at Maturity” in the accompanying product supplement no. 4-I.
Share Adjustment Factor:	With respect to each Component Fund, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Additional Fund Provisions – A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information about these adjustments.
Observation Date†:	February 3, 2014
Maturity Date†:	February 6, 2014
CUSIP:	48126DPU7
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes – Postponement of a Determination Date – A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I.

Investing in the Capped Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Security and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 4-I, underlying supplement no. 1-I, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$10	$990
Total	$1,534,000	$15,340	$1,518,660
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-77 of the accompanying product supplement no. 4-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 2, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated December 14, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and the underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by 1.3, up to the Maximum Return on the notes of 10.00%, for a maximum payment at maturity of $1,100.00 for every $1,000 principal amount note. Because the notes are our unsubordinated and unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	LIMITED BUFFER AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is not less than the Starting Basket Level by more than 10%. If the Ending Basket Level is less than the Starting Basket Level by more than 10%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your notes. Accordingly, you could lose some or all of your investment at maturity.
•	EXPOSURE TO EACH OF THE BASKET COMPONENTS — The return on the notes is linked to an unequally weighted basket consisting of the the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. Because the SPY makes up 40% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the SPY.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The SPDR® S&P 500® ETF Trust is a unit investment trust that issues securities called “Trust Units” which are traded on the NYSE Arca, Inc. The Index Fund is a registered investment company, and its objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the “SPY Underlying Index.” The Underlying Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the SPY, see the information set forth under “Fund Description - The SPDR® S&P 500® ETF Trust" in the accompanying underlying supplement no. 1-I.

BlackRock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund of iShares Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the “EFA Underlying Index.” The EFA Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected countries in Europe, Australasia and the Far East. For additional information about EFA see “Fund Description - The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the “EEM Underlying Index.” The EEM Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities

JPMorgan Structured Investments —	PS-1
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

constituting the MSCI indices for selected emerging markets countries. We refer to the MSCI Emerging Markets Index as an “Underlying Index.” For additional information about EEM, see “Fund Description - The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. As described therein, we and you will agree to characterize and treat the notes for U.S. federal income tax purposes as “open transactions.” Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin llp, it is reasonable to treat your purchase and ownership of the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I, or as “contingent payment debt instruments.”

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Component Funds). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income. Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Moreover, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Capital Gains Tax Treatment,” and the section below titled “Additional Tax Considerations,” when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

•	Additional Tax Considerations - Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the underlying indices or any of the equity securities included in the Component Index or held by the Component Funds. These risks are explained in more detail in the “Risk Factors”

JPMorgan Structured Investments —	PS-2
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

section of the accompanying product supplement no. 4-I dated November 14, 2011 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee the full return of the principal amount of your notes. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to loss if the Ending Basket Level is less than the Starting Basket Level by more than 10%. Accordingly, you could lose some or all of your investment at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 10.00%, regardless of the appreciation in the Basket, which may be significant.
•	Credit Risk of JPMorgan Chase & Co. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings,” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines.
•	HEDGING AND TRADING IN THE COMPONENT FUNDS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the shares of the Component Funds, or the equity securities held by the Component Funds or included in the Underlying Indices or instruments related to the shares of the Component Funds. We or our affiliates may also trade in the shares of the Component Funds or instruments related to the shares of the Component Funds from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price or level movements, as applicable, in the Basket Components may not correlate with each other. At a time when the value of one of the Basket Components increases, the value of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the value(s) of the other Basket Component or Basket Components.
JPMorgan Structured Investments —	PS-3
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by EFA and EEM are converted into U.S. dollars for purposes of calculating the net asset value of such Component Funds, your notes will be exposed to currency exchange rate risk with respect to each of the countries represented in EFA and EEM. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by EFA and EEM. If, taking into account such weighting, the U.S. dollar strengthens against the respective component currencies, the value of the applicable Component Funds, and consequently, the Basket Return, will be adversely affected and the payment at maturity may be reduced.
•	THERE ARE RISKS ASSOCIATED WITH THE COMPONENT FUNDS — Although shares of the Component Funds are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Component Funds or that there will be liquidity in the trading market. The Component Funds are subject to management risk, which is the risk that the investment strategies of their investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for EFA and EEM. BFA may invest up to 10% of such Component Fund’s assets in securities not included in the applicable Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the applicable Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. Any such action could adversely affect the market price of the shares of either or both of such Component Funds, and consequently, the Basket Return and the value of the notes.
•	DIFFERENCES BETWEEN THE COMPONENT FUNDS AND THEIR RESPECTIVE UNDERLYING INDICES — The Component Funds do not fully replicate their respective Underlying Indices, and their performance will reflect additional transaction costs and fees that are not included in the calculation of the respective Underlying Indices, all of which may lead to a lack of correlation between the Component Funds and their respective Underlying Indices. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Component Funds and their respective Underlying Indices. Finally, because the shares of the Component Funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a Component Fund may differ from the net asset value per share of such Component Fund. For all of the foregoing reasons, the performance of the Component Funds may not correlate with the performance of their respective Underlying Indices.
•	NON-U.S. SECURITIES RISK — The equity securities underlying EFA and EEM have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	EMERGING MARKETS RISK — The foreign equity securities held by EEM have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of EEM and the notes.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Basket Components would have.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE COMPONENT FUNDS IS LIMITED —The calculation agent will make adjustments to the Share Adjustment Factor for a Component Fund for certain events affecting the shares of
JPMorgan Structured Investments —	PS-4
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

such Component Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of each Component Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing level or price, as applicable, of the Basket Components on any trading day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of the Basket Components;
•	the time to maturity of the notes;
•	the dividend rates on the Component Funds and the equity securities included in the Component Index or held by the Component Funds;
•	the expected positive or negative correlation between the Component Index and the Component Funds, or the expected absence of any such correlation;
•	interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Component Funds;
•	the occurrence of certain events affecting the Component Funds that may or may not require an adjustment to the Share Adjustment Factor;
•	a variety of economic, financial, political, regulatory and judicial events that affect the equity securities held by the Component Funds or the stock markets generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Component Funds are denominated and the correlation between those rates and the prices of shares of the Component Funds;
•	the occurrence of certain events affecting the Component Funds that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

What Is the Total Return and Payment on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return and hypothetical payment at maturity set forth below reflect the Upside Leverage Factor of 1.3, the Starting Basket Level of 100, the Buffer Amount of 10% and the Maximum Return on the notes of 10.00%. The hypothetical total return and hypothetical payment at maturity set forth below are for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These hypothetical returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns shown below would likely be lower.

The following graph demonstrates the hypothetical total return on the notes at maturity for a sub-set of the Basket Returns detailed above (-30% to 30%). Your investment may result in a loss of some or all of your principal at maturity.

JPMorgan Structured Investments —	PS-6
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a total payment set forth in the table on the previous page are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 1.3 does not exceed the Maximum Return of 10.00%, the investor receives a payment at maturity of $1,065 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.3) = $1,065

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95. Although the Basket Return is negative, because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Basket Return is negative and the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $777.78 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-30% + 10%)× 1.1111] = $777.78

Example 4: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 115. Because the Ending Basket Level of 115 is greater than the Starting Basket Level of 100, and the Basket Return of 15% multiplied by 1.3 exceeds the Maximum Total Return of 10.00%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount note, the maximum payment on the notes.

Example 5: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Basket Return is negative and the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $0 per $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 × (-100% + 10%)× 1.1111] = $0

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust , the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund from January 5, 2007 through December 28, 2012. The graph of the historical Basket performance assumes a Basket level on January 5, 2007 of 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The closing level of the Russell 2000® Index on January 2, 2013 was 873.42. The closing price of one share of the SPDR® S&P 500® ETF Trust on January 2, 2013 was $146.15. The closing price of one share of the iShares® MSCI EAFE Index Fund on January 2, 2013 was $57.77. The closing price of one share of the iShares® MSCI Emerging Markets Index Fund on January 2, 2013 was $45.20.

We obtained the various closing levels and closing prices of the Basket Components below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Basket Component and the historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Basket Component on the Observation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Basket Funds or the equity securities held by the Basket Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Basket Funds or the equity securities held by the Basket Funds.

JPMorgan Structured Investments —	PS-8
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-9
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Russell 2000® Index, the SPDR® S&P 500® ETF Trust, iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund